__________________________________________________________________

                     CONVERSION VALUATION APPRAISAL REPORT


                                  Prepared for:


                             Osage Bancshares, Inc.
                               Pawhuska, Oklahoma
       __________________________________________________________________



                                     As Of:
                                 August 29, 2006



                                  Prepared By:

                             Keller & Company, Inc.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426


                                KELLER & COMPANY

       __________________________________________________________________

                      CONVERSION VALUATION APPRAISAL REPORT


                                  Prepared for:

                             Osage Bancshares, Inc.
                               Pawhuska, Oklahoma
       __________________________________________________________________


                                     As Of:
                                 August 29, 2006

                             KELLER & COMPANY, INC.
                        Financial Institution Consultants
                        Investment and Financial Advisors

  555 Metro Place North                                             614-766-1426
  Suite 524                                                   614-766-1459 (fax)
  Dublin, Ohio 43017


  September 15, 2006


  Board of Directors
  Osage Bancshares, Inc.
  239 East Main Street
  Pawhuska, Oklahoma 74056

  To the Board:

  We hereby submit an independent appraisal ("Appraisal") of the pro forma market value of the common stock to be issued by Osage Bancshares, Inc. (the "Corporation") in conjunction with the second stage stock conversion of Osage Federal MHC (the "MHC") from the mutual to the stock form of ownership. The MHC currently owns 69.8 percent of the stock of Osage Federal Financial, Inc. (the "Bancorp"), the mid-tier holding company of Osage Federal Bank (the "Bank"). The remaining 30.2 percent of the Bancorp's common stock is owned by public shareholders. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the 30.2 percent aggregate ownership interest of those public shareholders. The exchange ratio established by the Corporation as applied to the value established herein is 1.3378 shares, 1.5739 shares, 1.8099 shares, shares and
  2.0814 shares for each share of the Corporation's common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Office of Thrift Supervision of the United States Department of the Treasury.

  Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

  Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, BKD, LLP, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank's or the Bancorp's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

  Board of Directors
  Osage Bancshares, Inc.
  September 15, 2006

  Page 2


  In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Malizia, Spida & Fisch, PC, Washington, D.C., the Bancorp's conversion counsel, and with Keefe Bruyette & Woods, Inc. Further, we viewed the Bank's local economy and primary market area and also reviewed the Bank's most recent Business Plan as part of our review process.

  This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

  Our valuation will be updated as required and will give consideration to any new developments in the Bank's and the Bancorp's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

  It is our opinion that as of August 29, 2006, the pro forma market value or appraised value of the Corporation was $36,000,000 at the midpoint, with a public offering of $25,138,800 or 2,513,880 shares at $10 per share, representing 69.8 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $30,600,000 to a maximum of $41,400,000, with a maximum, as adjusted, of $47,610,000, representing public offering ranges of $21,367,980 at the minimum to a maximum of $28,909,620, with a maximum, as adjusted, of $33,246,063, representing 2,136,798 shares, 2,890,962 shares and 3,324,606 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

  The pro forma appraised value of Osage Bancshares, Inc., as of August 29, 2006, was $36,000,000, at the midpoint with a midpoint public offering of $25,138,800.

  Very truly yours,

  KELLER & COMPANY, INC.

                   /s/

                                TABLE OF CONTENTS



                                                                            PAGE

  INTRODUCTION                                                                 1

    I.  Description of Osage Federal Bank
        General                                                                4
        Performance Overview                                                   7
        Income and Expense                                                     9
        Yields and Costs                                                      13
        Interest Rate Sensitivity                                             14
        Lending Activities                                                    16
        Nonperforming Assets                                                  20
        Investments                                                           22
        Deposit Activities                                                    22
        Borrowings                                                            23
        Subsidiaries                                                          23
        Office Properties                                                     24
        Management                                                            24

  II. Description of Primary Market Area                                      25

  III.  Comparable Group Selection
        Introduction                                                          31
        General Parameters
          Merger/Acquisition                                                  32
          Mutual Holding Companies                                            32
          Trading Exchange                                                    33
          IPO Date                                                            33
          Geographic Location                                                 34
          Asset Size                                                          34
        Balance Sheet Parameters
          Introduction                                                        35
          Cash and Investments to Assets                                      36
          Mortgage-Backed Securities to Assets                                37
          One- to Four-Family Loans to Assets                                 37
          Total Net Loans to Assets                                           37
          Total Net Loans and Mortgage-Backed Securities to Assets            38
          Borrowed Funds to Assets                                            38
          Equity to Assets                                                    39
        Performance Parameters
          Introduction                                                        39

                                                                            PAGE

  III.  Comparable Group Selection (cont.) Performance Parameters (cont.)
        Return on Average Assets                                              40
          Return on Average Equity                                            40
          Net Interest Margin                                                 41
          Operating Expenses to Assets                                        41
          Noninterest Income to Assets                                        42
        Asset Quality Parameters
          Introduction                                                        42
          Nonperforming Assets to Assets                                      43
          Repossessed Assets to Assets                                        43
          Loan Loss Reserve to Assets                                         43
          The Comparable Group                                                44

  IV.   Analysis of Financial Performance                                     45

  V.    Market Value Adjustments
        Earnings Performance                                                  48
        Market Area                                                           52
        Financial Condition                                                   53
        Asset, Loan and Deposit Growth                                        55
        Dividend Payments                                                     59
        Subscription Interest                                                 59
        Liquidity of Stock                                                    61
        Management                                                            62
        Marketing of the Issue                                                63

  VI.   Valuation Methods                                                     64
        Price to Book Value Method                                            65
        Price to Earnings Method                                              67
        Price to Assets Method                                                68
        Valuation Conclusion                                                  68

                                LIST OF EXHIBITS



  NUMERICAL                                                                 PAGE
  EXHIBITS

     1           Consolidated Balance Sheet -   At June 30, 2006              70
     2           Consolidated Balance Sheets -
                   At June 30, 2002 through June 30, 2005                     71
     3           Consolidated Statement of Income for the Year
                   Ended June 30, 2006                                        72
     4           Consolidated Statements of Income -
                   For the Years Ended June 30, 2002 through 2005             73
     5           Selected Financial Information                               74
     6           Income and Expense Trends                                    75
     7           Normalized Earnings Trend                                    76
     8           Performance Indicators                                       77
     9           Volume/Rate Analysis                                         78
    10           Yield and Cost Trends                                        79
    11           Net Portfolio Value                                          80
    12           Loan Portfolio Composition                                   81
    13           Loan Maturity Schedule                                       82
    14           Loan Originations and Purchases                              83
    15           Delinquent Loans                                             84
    16           Nonperforming Assets                                         85
    17           Classified Assets                                            86
    18           Allowance for Loan Losses                                    87
    19           Investment Portfolio Composition                             88
    20           Mix of Deposits                                              89
    21           Certificates of Deposit by Rate and Maturity                 90
    22           Deposit Activity                                             91
    23           Borrowed Funds                                               92
    24           Offices of Osage Federal Bank                                93
    25           Management of the Bank                                       94
    26           Key Demographic Data and Trends                              95
    27           Key Housing Data                                             96
    28           Major Sources of Employment                                  97
    29           Unemployment Rates                                           98
    30           Market Share of Deposits                                     99
    31           National Interest Rates by Quarter                          100
    32           Thrift Stock Prices and Pricing Ratios                      101
    33           Key Financial Data and Ratios                               109
    34           Recently Converted Thrift Institutions                      117

  NUMERICAL                                                                 PAGE
  EXHIBITS


    35    Acquisitions and Pending Acquisitions                              119
    36    Thrift Stock Prices and Pricing Ratios - Mutual Holding Companies  120
    37    Key Financial Data and Ratios - Mutual Holding Companies           122
    38    Balance Sheets Parameters -  Comparable Group Selection            124
    39    Operating Performance and Asset Quality Parameters -
                    Comparable Group Selection                               126
    40    Balance Sheet Ratios - Final Comparable Group                      128
    41    Operating Performance and Asset Quality Ratios
            Final Comparable Group                                           129
    42    Balance Sheet Totals - Final Comparable Group                      130
    43    Balance Sheet - Asset Composition - Most Recent Quarter            131
    44    Balance Sheet - Liability and Equity - Most Recent Quarter         132
    45    Income and Expense Comparison Trailing Four Quarters               133
    46    Income and Expense Comparison as a Percent of
            Average Assets - Trailing Four Quarters                          134
    47    Yields, Costs and Earnings Ratios - Trailing Four Quarters         135
    48    Dividends, Reserves and Supplemental Data                          136
    49    Valuation Analysis and Conclusions                                 137
    50    Comparable Group Market, Pricing and Financial Ratios              138
    51    Projected Effects of Conversion Proceeds - Minimum                 139
    52    Projected Effects of Conversion Proceeds - Midpoint                140
    53    Projected Effects of Conversion Proceeds - Maximum                 141
    54    Projected Effects of Conversion Proceeds - Maximum, as Adjusted    142
    55    Summary of Valuation Premium or Discount                           143



  ALPHABETICAL EXHIBITS

     A    Background and Qualifications                                      144
     B    RB 20 Certification                                                147
     C    Affidavit of Independence                                          148

  INTRODUCTION

         Keller & Company, Inc. is an independent financial institution appraisal firm and has prepared this Conversion Valuation Appraisal Report ("Report"), which provides the pro forma market value of the to-be-issued common stock of Osage Bancshares, Inc. (the "Corporation"), a Maryland corporation, in connection with the conversion of Osage Federal MHC from the mutual to the stock form of organization. The shares of common stock to be issued represent the majority interest in Osage Federal Financial, Inc. (the "Bancorp"), which was formed in June 2004 as a mid-tier holding company, owned by Osage Federal MHC and minority public shareholders. Osage Federal Bank ("Osage Federal" or the "Bank") is a subsidiary of the Bancorp. Upon completion of the conversion, the Bancorp, will cease to exist and will be succeeded by the Corporation. Under the Plan of Conversion, Osage Federal MHC will also cease to exist, with Osage Federal becoming a wholly-owned subsidiary of the Corporation. The shares of the Bancorp currently held by the public will be exchanged for new shares of the Corporation based on their current appraised value and an exchange ratio as determined in this Report.

         The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the conversion, there will be an issuance of 69.8 percent of the Corporation's stock representing the ownership of Osage Federal MHC in the Corporation. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Malizia Spidi & Fisch, PC., Washington, D.C.

         This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation ss.563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

         The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Bank and the Bancorp are going concerns and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

         In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended June 30, 2006, and discussed them with Osage Federal's management and with Osage Federal's independent auditors, BKD, LLP, Joplin, Missouri. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

         We have visited Osage Federal's home office and branch office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank's primary market area relative to Oklahoma and the United States. We have also examined the competitive market within which Osage Federal operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

         We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Osage Federal to those selected institutions.

         Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

  I.     DESCRIPTION OF OSAGE FEDERAL BANK

  GENERAL

         Osage Federal Bank, Pawhuska, Oklahoma, was organized in 1918 as a state chartered mutual savings and loan association with the name National Building and Loan Association. The Bank converted to a federal charter in 1935. In June 2004, the Bank formed its mutual holding company, Osage Federal MHC, and its mid-tier holding company, Osage Federal Financial, Inc., becoming the subsidiary of Osage Federal Financial, Inc. and completing a minority stock offering.

         Osage Federal conducts its business from its main office in Pawhuska and branch office in Bartlesville, Oklahoma. The Bank currently has no immediate plan to open another branch or a new loan office, although the Bank's business plan indicates the possibility of branching within the next three years . The Bank's primary retail market area is comprised of Osage and Washington Counties, Oklahoma.

         Osage Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Deposit Insurance Fund ("DIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Osage Federal is a member of the Federal Home Loan Bank (the "FHLB") of Topeka and is regulated by the OTS and by the FDIC. As of June 30, 2006, Osage Federal had assets of $112,237,000, deposits of $64,310,000, and equity of $13,128,000.

         Osage Federal is a community-oriented financial institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its market area. Osage Federal has been actively and consistently involved in the origination of one-to four-family mortgage loans which represented 68.1 percent of its loan portfolio at June 30, 2006, and a larger 75.3 percent of its loan portfolio at fiscal year end June 30, 2004.

         At June 30, 2006, 87.9 percent of the Bank's gross loans consisted of all types of real estate loans, compared to a higher 90.3 percent at June 30, 2004, with the primary sources of funds being retail deposits from residents in its local communities and moderate FHLB advances. The Bank is also an originator of commercial real estate loans, multi-family loans, construction loans, commercial loans, and consumer loans. Consumer loans include loans on savings accounts, automobile loans, mobile home loans and other secured and unsecured personal loans.

         The Bank had $14.5 million, or 12.9 percent of its assets in cash and investments excluding FHLB stock and mortgage-backed securities. The Bank had an additional $1.7 million, or 1.5 percent of its assets in FHLB stock, with the combined total of investment securities, FHLB stock and cash and cash equivalents being $16.2 million or 14.4 percent of assets. The Bank had $14.0 million in mortgage-backed securities. Deposits, FHLB advances and equity have been the primary sources of funds for the Bank's lending and investment activities.

         Based on the midpoint value established herein, the Bank's gross amount of stock to be sold in the second stage offering will be $25,138,800 or 2,513,880 shares at $10 per share based on the midpoint of the appraised value of $35.9 million, and representing 69.8 percent of the total value. The net conversion proceeds will be $24.4 million reflecting conversion expenses of approximately $753,000. The actual cash proceeds to the Bank of $12.2 million will represent fifty percent of the net conversion proceeds. The ESOP will represent 5.6 percent of the gross shares issued, or 201,960 shares at $10 per share, representing $2,019,600. The Bank's net proceeds will be invested in residential and nonresidential real estate loans and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits.

         Osage Federal has seen a modest overall deposit increase over the past four years with deposits increasing 9.3 percent from June 30, 2002, to June 30, 2006. The Bank has focused on increasing its one- to four-family real estate loan portfolio with lesser dollar increases in all other loan categories during the past three years, monitoring its earnings and nonperforming assets. Equity to assets increased from 9.00 percent of assets at June 30, 2002, to 15.30 percent at June 30, 2004, due to the minority stock offering, and then decreased to 11.70 percent at June 30, 2006.

         Osage Federal's primary lending strategy has been to focus on the origination of both adjustable-rate and fixed-rate, one-to four-family loans, commercial real estate loans, construction loans, second mortgage loans, commercial loans, and the origination of consumer and automobile loans.

         Osage Federal's  share of one- to four-family  loans has decreased from
  75.3 percent of gross loans at June 30, 2004, to 68.1 percent as of June 30, 2006. Second mortgage loans increased from 4.8 percent of gross loans at June 30, 2004, to 5.1 percent at June 30, 2006. Commercial real estate loans increased slightly from 8.8 percent to 8.9 percent from June 30, 2004, to June 30, 2006. Construction loans increased from 1.4 percent at June 30, 2004, to
  5.8 percent at June 30, 2006. All types of mortgage loans as a group decreased modestly from 90.3 percent of gross loans at June 30, 2004, to 87.9 percent at June 30, 2006. The decrease in mortgage loans was offset by the Bank's modest increase in consumer and commercial loans, including automobile loans. The Bank's share of consumer and commercial loans witnessed an increase in their share of loans from 3.2 percent at June 30, 2004, to 5.4 percent at June 30, 2006. Automobile loans increased from 6.5 percent at June 30, 2004, to 6.7 percent at June 30, 2006.

         Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain higher general valuation allowances and also in recognition of the Bank's continued increase in lending, particularly one- to four-family loans, commercial real estate loans, construction loans and commercial loans. At June 30, 2004, Osage Federal had $409,000 in its loan loss allowance or 0.71 percent of gross loans, which decreased to $400,000 and represented a lesser 0.51 percent of gross loans at June 30, 2006.

         Interest income from loans and investments has been the primary basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank's net interest margin without undertaking excessive credit risk and will not pursue any significant change in its interest rate risk position.


  PERFORMANCE OVERVIEW

         Osage Federal's financial position for the five most recent fiscal years ended June 30, 2006, is highlighted through the use of selected financial data in Exhibit 5. Osage Federal has focused on maintaining a reasonable equity position, controlling its overhead ratio, increasing its loans and deposits, increasing its securities, and striving to control its net interest margin. Osage Federal has experienced a moderate increase in assets from June 30, 2002, to June 30, 2006, with a lesser increase in deposits, and a strong increase in equity over the same period due to the Bank's minority stock offering in 2004. Such increase in assets was focused on an increase in mortgage loans and mortgage-backed securities. Assets, loans and deposits have all increased from June 30, 2002, to June 30, 2006.

         Osage  Federal  experienced  an increase in assets of $34.4  million or
  44.1 percent for the period of June 30, 2002, to June 30, 2006. The Bank's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $51.9 million at June 30, 2002, to $77.9 million at June 30, 2006, and represented a total increase of $26.0 million, or 50.1 percent. This increase was the result of a higher balances in all loan categories.

         Osage Federal has pursued obtaining funds through deposits and has also made stronger use of FHLB advances during the period of June 30, 2002, to June 30, 2006. The Bank's competitive rates for savings in its local market in conjunction with its focus on service have been the sources and strategies for attracting retail deposits. Deposits increased a modest 9.3 percent from June 30, 2002, to June 30, 2006. The Bank's increase in deposits is primarily the result of the rollover of accrued interest. The Bank has not pursued an aggressive deposit pricing program. The Bank's FHLB advances have increased from $11.0 million at June 30 ,2002, to $33.4 million at June 30, 2006.

         Osage Federal has witnessed an increase in its equity amount and ratio from June 30, 2002, to June 30, 2006. At June 30, 2002, the Bank had equity of $7.0 million representing a 9.00 percent equity to assets ratio and then increasing to $13.6 million by June 30, 2004, reflecting the impact of the minority stock offering and representing a 15.30 percent equity to asset ratio. The Bank's equity then decreased to $13.1 million at June 30, 2006, representing a lower 11.70 percent equity to asset ratio. The modest decrease in the equity to assets ratio from June 30, 2004, to June 30, 2006, is the result of the Bank's payout of dividends. Equity decreased 3.5 percent from June 30, 2004, to June 30, 2006.

  INCOME AND EXPENSE

         Exhibit 6 presents selected operating data for Osage Federal, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2002 through 2006.

         Osage Federal has experienced an overall increase in its dollar level of interest income from fiscal year ended June 30, 2002, to June 30, 2006, due to the Bank's increase in yield on interest-earning assets, combined with the Bank's growth in loans. Interest income increased from $5.2 million in 2002 to $5.8 million in 2006. In fiscal year 2006, interest income increased $1.0 million or 20.9 percent to $5.82 million.

         The Bank's interest expense experienced an opposite trend with a decrease from fiscal 2002 to 2006. Interest expense decreased $128,000 or 4.4 percent, from 2002 to 2006, compared to a dollar increase in interest income of $1.0 million or 20.9 percent, for the same time period. Such increase in interest income, recognizing the decrease in interest expense, resulted in a moderate dollar increase in annual net interest income of $759,000 or 33.8 percent for the four fiscal years ended June 30, 2006, but a slight decrease in the net interest margin ratio and the net interest spread ratio.

         The Bank has made provisions for loan losses in only one of the past five fiscal years of 2002 through 2006. The amounts of provisions were determined in recognition of the Bank's nonperforming assets, charge-offs, repossessed assets, lending activity, and industry norms. The only loan loss provision was $27,000 in the fiscal year ended June 30, 2006. The impact of this loan loss provision has been to provide Osage Federal with a general valuation allowance of $400,000 at June 30, 2006, or 0.51 percent of gross loans and 655.7 percent of nonperforming assets.

         Total other income or noninterest income indicated modest decrease from fiscal year 2002 to 2006 with an increase in 2003 due to a rise in loan fees. Noninterest income was $694,000 in fiscal year 2002, representing 0.89 percent of assets. Noninterest income for the year ended June 30, 2006, was a similar $659,000 and representing 0.59 percent of assets. Noninterest income consists primarily of service charges, fees and other income.

         The Bank's general and administrative expenses or noninterest expenses increased from $2,053,000 for the fiscal year of 2002 to $2,668,000 for the fiscal year ended June 30, 2006. The dollar increase in noninterest expenses was $615,000 from 2002 to 2006, representing a percentage increase of 30.0 percent or 7.5 percent a year. This increase in operating expenses was due to normal operations. On a percent of average assets basis, operating expenses decreased from 2.64 percent of average assets for the fiscal year ended June 30, 2002, to 2.53 percent for the fiscal year ended June 30, 2006, which was higher than the current industry average of approximately 2.11 percent.

         The net earnings position of Osage Federal has indicated modest earnings from 2002 through 2006. The annual net income figures for the past five fiscal years of 2002 through 2006 were $553,000, $531,000, $369,000,
  $605,000 and $626,000, representing returns on average assets of 0.72 percent,
  0.67 percent, 0.45 percent, 0.66 percent, and 0.60 percent, respectively.

         Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal year 2006. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments for fiscal year 2006.

         The key performance indicators comprised of selected operating ratios, asset quality ratios and equity ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets decreased from 0.72 percent in fiscal year 2002, to 0.60 percent in fiscal year 2006.

         The Bank's average net interest rate spread decreased from 2.50 percent in fiscal year 2002 to 2.46 percent in fiscal year 2006, representing a decrease of 4 basis points. The Bank's net interest margin indicated a similar trend, decreasing from 2.99 percent in fiscal year 2002 to 2.96 percent in fiscal year 2006, representing a decrease of 3 basis points.

         The Bank's return on average equity decreased from 2002 to 2006. The return on average equity decreased from 8.21 percent in 2002 to 4.63 percent in fiscal year 2006, reflecting the rise in the Bank's equity.

         Osage Federal's ratio of average interest-earning assets to average interest-bearing liabilities increased from 112.47 percent at June 30, 2002, to a higher 118.05 percent at June 30, 2006.

         The Bank's ratio of noninterest expenses to average assets decreased from 2.64 percent in fiscal year 2002, to a moderately lower 2.53 percent in fiscal year 2006, due to the Bank's larger growth in assets. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio". The industry norm is 58.9 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency reflected in its higher efficiency ratio, which increased from 69.78 percent in 2002 to 72.78 percent in 2006.

         Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Osage Federal witnessed a modest decrease in its nonperforming asset ratio from fiscal year 2002 to 2006. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and repossessed assets. The Bank's nonperforming assets were comprised of nonaccrual loans and real estate owned. The ratio of nonperforming assets to total assets was 0.18 percent at June 30, 2002, and decreased to 0.05 percent at June 30, 2006. The Bank's allowance for loan losses to loans was 0.51 percent at June 30, 2006, resulting primarily from the Bank's increase in loans combined with modest charge-offs in 2006. As a percentage of nonperforming loans, Osage Federal's allowance for loan losses increased from 801.96 percent at June 30, 2002, to 3563.35 percent at June 30, 2006.

         Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2005 and 2006. In fiscal year 2005, net interest income increased $558,000, due to an increase in interest income of $656,000, reduced by a $98,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $689,000, reduced by a decrease due to rate of $33,000. The increase in interest expense was due to an increase due to volume of $198,000, reduced by a decrease due to a change in rate of $100,000.

         In fiscal 2006, net interest income increased $219,000, due to an increase in interest income of $1,005,000, reduced by a $786,000 increase in interest expense. The increase in interest income was due to an increase due to volume of $772,000, accented by an increase due to rate of $233,000. The increase in interest expense was due to an increase due to volume of $630,000, accented by an increase due to a change in rate of $156,000.

  YIELDS AND COSTS

         The overview of yield and cost trends for the years ended June 30, 2004, 2005 and 2006 and at June 30, 2006, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

         Osage Federal's weighted average yield on its loan portfolio decreased 38 basis points from fiscal year 2004 to 2006, from 6.87 percent to 6.49 percent and then increased 1 basis points at June 30, 2006, to 6.50 percent. The yield on securities increased 36 basis points from fiscal year 2004 to 2006 from 2.61 percent to 3.97 percent and increased another 55 basis points at June 30, 2006, to 4.52 percent. The yield on interest-earning assets increased 42 basis points from fiscal year 2004 to 2006, from 5.30 percent to
  5.72 percent and then increased 27 basis points at June 30, 2006, to 5.97 percent.

         Osage Federal's weighted average cost of interest-bearing liabilities increased 44 basis points from fiscal year 2004 to 2006, which was greater than the Bank's 42 basis point increase in yield on interest-earning assets, resulting in a decrease in the Bank's interest rate spread of 2 basis points from 2.47 percent to 2.45 percent from 2004 to 2006. The Bank's average cost of interest-bearing liabilities then increased 50 basis points to 3.77 percent compared to a 25 basis point increase in yield on interest-earning assets at June 30, 2006. The result was a decrease in the Bank's interest rate spread of 25 basis points to 2.20 percent at June 30, 2006. The Bank's net interest margin increased from 2.84 percent in fiscal year 2004 to 2.96 percent in fiscal year 2006 and then decreased to 2.70 percent at June 30, 2006.

  INTEREST RATE SENSITIVITY

         Osage Federal has monitored its interest rate sensitivity position and focused on maintaining a moderate balance of rate sensitive assets by originating a modest share of adjustable-rate mortgage loans and maintaining a moderate balance of short-term and adjustable-rate mortgage-backed securities. Osage Federal recognizes the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Osage Federal has responded to the interest rate sensitivity issue by being a more active purchaser of adjustable- rate mortgage-backed securities.

         The Bank measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis, by the OTS, showing the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Bank's interest rate risk exposure.

         There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

         Exhibit 11 provides the Bank's NPV as of June 30, 2006, based on OTS calculations and the change in the Bank's NPV under rising and declining interest rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.

         The Bank's change in its NPV at June 30, 2006, based on a rise in interest rates of 100 basis points was a 13.0 percent decrease, representing a dollar decrease in equity value of $1,988,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank's NPV was estimated to increase 9.0 percent or $1,444,000 at June 30, 2006. The Bank's exposure increases to a 27.0 percent decrease under a 200 basis point rise in rates. The Bank's post shock NPV ratio is 10.18 percent at June 30, 2006, and the Bank's change in its NPV ratio is a negative 311 basis points, based on a 200 basis point increase in interest rates.

         The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates, impacted by its higher equity to asset ratio of 11.70 percent. Due to Osage Federal's desire to reduce its interest rate exposure, the Bank has been a more active originator of short term construction loans and adjustable-rate commercial real estate loans and plans to continue this lending strategy.

  LENDING ACTIVITIES

         Osage Federal has focused its lending activity historically on the origination of conventional mortgage loans secured by one- to four-family dwellings with an increasing emphasis on commercial real estate loans and construction loans. Exhibit 12 provides a summary of Osage Federal's loan portfolio, by loan type, at June 30, 2004, 2005 and 2006.

         Residential loans secured by one- to four-family dwellings was the primary loan type, representing 68.1 percent of the Bank's gross loans as of June 30, 2006. This share has seen a modest decrease from 75.3 percent at June 30, 2004. The second largest individual loan category was commercial real estate loans, which represented 8.9 percent of loans at June 30, 2006, increasing from 8.8 percent at June 30, 2004. The third largest loan type as of June 30, 2006, was automobile loans, which comprised a 6.7 percent share of gross loans compared to a smaller 6.5 percent as of June 30, 2004. The construction loan category was the fourth largest loan type at June 30, 2006, which represented 5.8 percent of gross loans, compared to a smaller 1.4 percent at June 30, 2004. The final real estate loan category was second mortgage loans which represented 5.1 percent of gross loans at June 30, 2006, up from 4.8 percent at June 30, 2004. The four real estate loan categories represented 87.9 percent of gross loans at June 30, 2006, compared to a larger
  90.3 percent of gross loans at June 30, 2004.

         Commercial loans represented a modest size loan category for Osage Federal with regard to the amount of loans. Commercial loans totaled $1,756,000 and represented 2.2 percent of total loans at June 30, 2006, compared to only $190,000 and 0.3 percent of total loans at June 30, 2004.

         The other consumer loan category was the remaining loan category at June 30, 2006, and represented a modest 3.2 percent of gross loans compared to
  2.9 percent at June 30, 2004. The primary types of consumer loans are savings account loans, recreational vehicle loans and secured and unsecured personal loans with automobile loans shown as a separate category. Consumer loans were the sixth largest overall loan type, at June 30, 2006, and the fifth largest loan type at June 30, 2004. The overall mix of loans has witnessed some moderate changes from the end of fiscal year 2004 to June 30, 2006, with the Bank having increased its balances of each loan type.

         The emphasis of Osage Federal's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Osage Federal's market area which includes all of Osage and Washington Counties in Oklahoma. The Bank also originates interim construction loans on one- to four-family residences to individual owners and to developers for construction of multi-family housing projects. At June 30, 2006, 68.1 percent of Osage Federal's gross loans consisted of loans secured by one- to four-family residential properties, excluding construction loans. Construction loans represented another 5.8 percent of gross loans at June 30, 2006.

         The Bank originates one-year adjustable-rate mortgage loans ("ARMs") and three-year and five-year hybrid loans, which have a fixed rate for the initial term and then convert to an adjustable rate. The initial interest rates on ARMs are indexed to the rate on one-year U. S. Treasury securities adjusted to a constant one-year maturity plus a margin of 275 to 300 basis points. One-year ARMs and three-year, and five-year hybrid loans have a maximum rate adjustment of 1.0 percent at each adjustment period and a maximum rate adjustment of 5.0 percent for the life of the loan, with payments based on up to a 30 year loan term. The Bank does not use below market interest rates to attract borrowers. The Bank retains all of the ARMs and hybrid loans which it originates.

         The majority of ARMs and hybrid loans have terms of up to 30 years, and fixed rate loans have normal terms of 5 to 30 years. The Bank has retained its ARMs and short term fixed-rate loans. Historically, the majority of Osage Federal's one-to four-family mortgage loan portfolio has been fixed-rate mortgage loans, which represented 89.7 percent of one-to four- family mortgage loans at June 30, 2006, with 10.3 percent being ARMs.

         The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Osage Federal, even though the Bank will grant loans with up to a 100 percent loan to value ratio, but private mortgage insurance is generally required for loans with a loan-to-value ratio in excess of 80.0 percent. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank normally exercises its rights under these clauses.

         Osage Federal originates construction loans in its market area. Construction loans totaled $2.8 million at June 30, 2006, and represented 5.8 percent of loans with $1.9 million of the construction loans for commercial real estate properties.

         Osage Federal has also been a relatively active originator of commercial real estate loans. The Bank will continue to make commercial real estate loans. The Bank had a total of $7.2 million in commercial real estate loans at June 30, 2006, or 8.9 percent of gross loans, compared to $5.0 million or 8.8 percent of gross loans at June 30, 2004. The major portion of commercial real estate loans are secured by motels, office buildings, retail stores, churches and other commercial properties and are located in the Bank's primary market area. Included in the Bank's commercial real estate loans are $2.3 million in land loans.

         The Bank has been relatively active in the origination of second mortgage loans, which totaled $4.1 million at June 30, 2006, representing 5.1 percent of loans. The Bank does not make home equity loans on an open end basis. The Bank's second mortgage loans are normally fixed-rate loans with a term of 20 years. The Bank's second mortgage loans normally have a loan to value ratio of 80.0 percent, including the first mortgage.

         The Bank also originates commercial loans to area businesses which totaled $1.8 million and represented 2.2 percent of loans at June 30, 2006. Such business loans are term loans rather than lines of credit and are generally secured by equipment, inventory and accounts receivable. Osage Federal has been somewhat active in automobile lending and less active in consumer lending. Consumer loans originated consist primarily of secured and unsecured personal loans, and savings account loans and represented $2.6 million or 3.2 percent of gross loans at June 30, 2006, up from $1,669,000 or 2.9 percent of loans at June 30, 2004. Automobile loans totaled a relatively strong $5.4 million and represented 6.7 percent of gross loans.

         Exhibit 13 provides a loan maturity schedule and breakdown and summary of Osage Federal's fixed-rate and adjustable-rate loans, indicating a majority of fixed-rate loans. At June 30, 2006, 91.1 percent of the Bank's total loans due after June 30, 2006, were fixed-rate and 8.9 percent were adjustable-rate. The Bank has a moderate 34.4 percent of its loans at June 30, 2006, due in less than 10 years and an additional 46.4 percent due in 10 to 20 years.

         As indicated in Exhibit 14, Osage Federal indicated a predominance of one- to four- family loan originations. One- to four-family loan originations totaled $22.2 million in fiscal 2006 and represented 56.8 percent of total loan originations. The second largest loan origination category was consumer loans, including automobile loans, which totaled $6.44 million and represented
  16.5 percent of total originations followed closely by construction loans, which totaled $6.39 million and represented a similar 16.4 percent of total loan originations. The fourth largest loan origination category in fiscal 2006 was commercial loans, which totaled $2.9 million and represented 7.3 percent of total originations. The Bank had $39.0 in loan originations in fiscal 2006 and $1.3 million in loan purchases, resulting in a net increase in loans of $12.6 million or 19.3 percent.

  NONPERFORMING ASSETS

         Osage Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with recent increases in their nonperforming assets and have been forced to recognize losses by setting aside higher valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased nonresidential real estate loans. Osage Federal has not been faced with higher levels of delinquent loans or nonperforming assets.

         On a monthly basis, Osage Federal's management reviews all loans delinquent 30 days or more, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent, the Bank sends the borrower a late payment notice within 15 days after the payment is due. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent for 60 days. When the loan becomes delinquent at least 90 days, the Bank will commence foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures or may decide to modify the loan or grant a limited moratorium to allow the borrower to reorganize his financial affairs.

         Exhibit 15 provides a summary of Osage Federal's delinquent loans at June 30, 2006. Delinquent loans include loans 60 to 89 days past due and loans 90 days or more past due. The Bank had $22,000 in delinquent loans at June 30, 2006. The delinquent loans consisted of $7,000 in one- to four-family loans and $15,000 in consumer loans.

         Exhibit 16 provides a summary of Osage Federal's nonperforming assets at June 30, 2004, 2005 and 2006. Nonperforming assets consist of nonaccrual loans, loans delinquent 90 days or more and real estate owned including other repossessed assets. The Bank has historically carried a much lower balance of nonperforming assets, but these assets have increased from 2004 to 2006. Osage Federal's nonperforming assets increased from $11,000 or 0.01 percent of assets at June 30, 2004, to $61,000 or 0.05 percent of assets at June 30, 2006. At June 30, 2006, Osage Federal's nonperforming assets consisted of $11,000 in nonaccrual loans, with no loans 90 days or more past due and $50,000 in real estate owned.

         Osage Federal's nonperforming assets were lower than its classified assets. The Bank's classified assets was $124,000 or 0.11 percent of assets at June 30, 2006 (reference Exhibit 17). The Bank's classified assets consisted of $124,000 in substandard assets, with no assets classified as doubtful and no assets classified as loss. The Bank had $93,000 in classified assets at June 30, 2004, with all of them classified as substandard and $193,000 in classified assets at June 30, 2005, all classified as substandard.

         Exhibit 18 shows Osage Federal's allowance for loan losses for fiscal years ended June 30, 2004, 2005 and 2006, indicating the activity and the resultant balances. Osage Federal has experienced a slight decrease in its balance of allowance for loan losses from $409,000 at June 30, 2004, to $400,0000 at June 30, 2006. The balance in allowance for loan losses decreased from June 30, 2004, to June 30, 2006, due to net charge-offs in 2005 and 2006. The Bank's ratio of allowance for loan losses to gross loans decreased from
  0.71 percent at June 30, 2004, to 0.51 percent at June 30, 2006. The ratio of allowance for loan losses to nonperforming loans was 5,864.66 percent at June 30, 2004, and a lower 3,563.35 percent at June 30, 2006, reflecting decrease in allowance for loan losses.

  INVESTMENTS

         The investment securities portfolio of Osage Federal has been comprised of U.S. Government and federal agency securities, mortgage-backed securities, interest-bearing deposits in financial institutions, FHLB stock and other investments. Exhibit 19 provides a summary of Osage Federal's investment securities at June 30, 2004, 2005 and 2006, excluding FHLB stock. Investment securities, including available-for-sale and held-to-maturity securities, totaled $27.2 million at June 30, 2004, compared to $26.1 million at June 30, 2006, excluding FHLB stock of $1,711,000 at June 30, 2006. The slight decrease in investment securities was primarily the result of a decrease in mortgage-backed securities, held-to-maturity of $7.5 million from 2004 to 2006. The primary component of investment securities at June 30, 2006, was the Shay Adjustable-Rate Mortgage Fund, representing 46.4 percent of investments. The investment securities had a weighted average yield of 3.97 percent for the year ended June 30, 2006. The Bank also had federal funds sold totaling $1.0 million at June 30, 2006, with a yield of 3.13 percent of the year ended June 30, 2006.


  DEPOSIT ACTIVITIES

         The change in the mix of deposits from June 30, 2004, to June 30, 2006, is provided in Exhibit 20. There has been a modest change in both total deposits and in the deposit mix during this period. Certificates of deposit witnessed an increase in their share of total deposits, rising from 58.6 percent of total deposits at June 30, 2004, to a similar 60.0 percent of total deposits at June 30, 2006. This increase is in contrast to the industry norm of a slight decrease in the share of certificates. The major component of certificates had rates between 4.00 percent and 4.99 percent and represented
  49.2 percent of certificates at June 30, 2006. Regular savings accounts decreased in dollar amount from $4.9 million to $4.1 million, and their share of total deposits decreased from 8.0 percent to 6.6 percent from June 30, 2004, to June 30, 2006. NOW accounts indicated an increase from $6.5 million at June 30, 2004, to $9.3 million at June 30, 2006, and their share of total deposits increased from 10.8 percent to 15.0 percent. Noninterest- bearing checking accounts indicated an increase from $3.3 million at June 30, 2004, to

  $4.4 million at June 30, 2006,  with their share of deposits  increasing  from
  5.5 percent in 2004 to 7.1 percent in 2005. Money market accounts had a decrease in their share of total deposits declining from 17.1 percent to 11.3 percent during the same time period.

         Exhibit 21 shows the Bank's breakdown in certificates of deposit by maturity at June 30, 2006. Osage Federal has a strong 57.3 percent of its certificates of deposit maturing in less than one year and another 21.3 percent maturing in one to two years. The major share of certificates had interest rates from 4.00 percent to 4.99 percent responsible for 49.21 percent of certificates with the second largest category having rates between 3.00 percent and 3.99 percent and representing 19.55 percent of certificates.


  BORROWINGS

         Osage Federal has relied on retail deposits as its primary source of funds but has also made use of FHLB advances. Exhibit 22 shows the Bank's FHLB advances for the past three fiscal years ended June 30, 2004, 2005 and 2006. The Bank had FHLB advances totaling $12.6 million at June 30, 2004, representing 14.2 percent of assets with such advances having increased to $33.4 million and representing 29.8 percent of assets at June 30, 2006. The cost of FHLB advances has increased from 4.67 percent at June 30, 2004, to
  5.04 percent at June 30, 2006.


  SUBSIDIARIES

         Osage Federal has no active subsidiaries.

  OFFICE PROPERTIES

         Osage Federal has two full service offices with its home office located in Pawhuska, Osage County, Oklahoma, and a branch in Bartlesville, Washington County, Oklahoma (reference Exhibit 22). Osage Federal owns its branch office. The Bank's net investment in its office premises totaled $1,064,000 or 0.87 percent of assets at June 30, 2006.


  MANAGEMENT

         The president and chief executive officer of Osage Federal is Mark S. White, who is also a director. Mr. White joined the Bank in 1991 and has served the Bank as president and chief executive officer since 1994. Mr. White became a director of the Bank in 1994. Prior to joining Osage Federal, Mr. White served as the president and chief operating officer of Green County Federal Savings and Loan Association in Miami, Oklahoma. Other senior officers include Sue Allen Smith, vice president and chief financial officer and Frances Altaffer, vice president and corporate secretary. Ms. Smith has served in her present position since 2001. Ms. Smith is a certified public accountant. Ms. Altaffer has served as vice president and corporate secretary since 1993.

  II.      DESCRIPTION OF PRIMARY MARKET AREA

         Osage Federal's market area encompasses Osage and Washington Counties in Oklahoma. The Bank's home office is in the city of Pawhuska in Osage County, accounting for 59.9 percent of the Bank's deposits, and its branch office is in Bartlesville in Washington County.

           Exhibit 26 provides a summary of key demographic data and trends for Osage and Washington Counties, Oklahoma and the United States. From 1990 to 2000, population increased in all demographic areas. The population increased by 6.7 percent in Osage County, 1.9 percent in Washington County, 9.7 percent in Oklahoma and 13.2 percent in the United States. Compared to 2000, the population in 2005 indicated a small decrease of 0.02 percent in Washington County, while Osage County indicated a modest increase of 2.4 percent, compared to five year increases of 3.0 percent in Oklahoma and 6.1 percent in the United States. Projections indicate that population will increase in all areas except Washington County through 2010. Osage County's population is projected to increase by 6.5 percent, with a projected 1.4 percent decrease in Washington County, a 2.6 percent increase in Oklahoma and a 6.3 percent increase in the United States.

         Osage and Washington Counties experienced increases in households from 1990 to 2000. During those ten years, the number of households increased in Osage County by 8.0 percent, in Washington County by 4.9 percent, in Oklahoma by 11.3 percent and in the United States by 14.7 percent. The trend in household growth from 2000 to 2005 indicates an increase in Osage County of
  3.2 percent, with Washington County increasing its households by a much smaller 0.7 percent. Oklahoma indicated an increase of 3.7 percent, lower than the United States' increase at 6.6 percent. From 2005 through the year 2010, households are projected to increase by 3.1 percent, 3.0 percent and 6.5 percent in Osage County, Oklahoma and the United States, respectively, while Washington County households are projected to decrease by 0.9 percent. The market's household trend from 2005 to 2010 also projects slower growth than Oklahoma or the United States.

         In 1990, the market area counties had per capita income of $11,123 in Osage County and $15,086 in Washington County, while Oklahoma and the United States had 1990 per capita income of $11,893 and $14,420, respectively. From 1990 to 2000, per capita income increased in all areas. The market area counties' per capita income increased from 1990 to 2000 by 53.0 percent to $17,014 in Osage County and by 34.2 percent to $20,250 percent in Washington County; and per capita income increased by 48.4 percent in Oklahoma to $17,646 and by 49.7 percent to $21,587 in the United States. From 2000 to 2005, per capita income continued to increase by 17.4 percent and 24.9 percent to $19,978 and $25,289 in Osage and Washington Counties, respectively, and by
  21.4 percent to $21,431 in Oklahoma and by 21.5 percent to $26,228 in the United States.

         The 1990 median household income of $24,617 and $28,857 in the market area counties of Osage and Washington, respectively, was higher than the median household income in Oklahoma of $23,577 but lower than the $30,056 in the United States. From 1990 to 2000, median household income increased in all areas, with Osage County indicating a 40.1 percent increase to $34,477, and Washington County indicating a 24.1 percent increase to $35,816, compared to a
  41.7 percent increase to $33,400 in Oklahoma and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2005, median household income in the market area counties was estimated to have increased 18.2 percent and 19.4 percent to $40,754, and $42,766, in Osage and Washington Counties, respectively. Oklahoma's median household income grew 19.0 percent to $39,759, and the United States' increase was 15.6 percent to $48,534 from 2000 to 2005. From 2005 to 2010, median household income is projected to increase by 16.6 percent in Osage County, by 20.0 percent in Washington County, by 18.4 percent in Oklahoma and by 20.3 percent in the United States. Based on those rates of increase, by 2010, median household income is projected to be $47,521 in Osage County, $51,336 in Washington County, $47,058 in Oklahoma, and $58,384 in the United States.

         Exhibit 27 provides a summary of key housing data for the market area counties, Oklahoma and the United States. In 1990, Osage County had a rate of owner-occupancy of

  78.6 percent, higher than all other areas, with Washington County at 74.5 percent, Oklahoma and the United States at 68.1 percent and 64.2 percent, respectively. As a result, Osage County supported a lower rate of renter-occupied housing of 21.4 percent, compared to 25.5 percent in Washington County, 31.9 percent in Oklahoma and 35.8 percent in the United States. In 2000, owner-occupied housing increased in Osage County to 80.6 percent, but decreased slightly in Washington County to 74.0 percent. Owner-occupancy also increased in Oklahoma and the United States to 68.4 percent and 66.2 percent, respectively. Conversely, the renter-occupied rates decreased in Osage County to 19.4 percent and in Washington County to 26.0 percent and decreased in Oklahoma and the United States to 31.6 percent and
  33.8 percent, respectively.

         The market area counties' 1990 median housing values were $43,200 and $51,400, for Osage and Washington Counties, respectively, with Oklahoma at $47,600 and the United States' at a much higher $78,500. The 1990 median rents in Osage and Washington Counties were $266 and $358, respectively, compared to Oklahoma at $340 and the United States at $374. In 2000, median housing values had increased in the market area counties, Oklahoma and the United States. The market area counties had 2000 median housing values of $63,500 and $63,000 in Osage and Washington Counties, respectively, with Oklahoma at $70,700 and the United States at $119,600. The 2000 median rents were $359 and $406 in the market area counties of Osage and Washington, respectively, and $456 and $602 in Oklahoma and the United States, respectively.

         In 1990, the major source of employment in the market area counties by industry sector, based on share of employment, was the services sector with an average of 32.2 percent. The services sector was also the source of the majority of employment in Oklahoma and the United States with 38.9 percent of employment in Oklahoma and 34.0 percent in the United States (reference
  Exhibit 28). The wholesale/retail sector was the second major employment source in the market area at 20.7 percent, accounting for a similar 21.5 percent in Oklahoma and a higher 27.5 percent in the United States. The manufacturing sector was the third major employment sector at 16.9 percent, also third in Oklahoma at 14.2 percent of employment and in the United States at 19.2 percent. The construction sector, finance, insurance and real estate sector, transportation/utilities sector, and the agriculture/mining sector combined to provide 30.2 percent of employment in the market area, 25.4 percent in Oklahoma and 19.3 percent in the United States.

         In 2000, the services industry, wholesale/retail trade, and manufacturing industry provided the first, second and third highest sources of employment, respectively, for the market area, similar to Oklahoma and the United States. The services industry accounted for 42.7 percent, 46.8 percent and 46.7 percent in the market area, Oklahoma and the United States, respectively. The wholesale/retail sector provided for 15.6 percent, 13.4 percent and 15.3 percent in the market area, Oklahoma and the United States, respectively. The manufacturing sector provided 15.3 percent, 12.5 percent and
  14.1 percent of employment in the market area, Oklahoma and the United States, respectively.

         Some of the largest employers in the area are listed below.

                                                                       Number of
         Employer                             Business                 Employees
         --------                             --------                 ---------

         Osage Tribal Council                 Native American
                                              government & services        432
         Baker Petrolite Corp.                Petroleum products mfr.      295
         Dept. Of Corrections                 State prison                 270
         Osage County                         Government                   230
         Wal-Mart Associates, Inc.            Retail                       230
         Oklahoma Nursing Home, Inc.          Health care                  195
         Superior Well Services               Well drilling services        99
         Tulsa County Club                    Membership sports club        98
         Calumet Oil Co.                      Operates oil/gas wells        84
         City of Pawhuska                     Government                    81
         Woodland School District             Education                     75

         Unemployment rates are another key economic indicator. Exhibit 29 shows the unemployment rates in Osage and Washington Counties, Oklahoma and the United States in

  2002 through May of 2006. Osage County, Washington County and Oklahoma have been generally characterized by lower unemployment rates compared to the United States with the exception of Osage County in 2003. In 2002, Osage County had an unemployment rate of 5.2 percent, compared to unemployment rates of 4.4 percent in Washington County, 4.8 percent in Oklahoma and 5.8 percent in the United States. Unemployment rates increased in 2003 to 6.3 percent in Osage County, compared to increases to 5.3 percent in Washington County, to
  5.6 percent in Oklahoma and to 6.0 percent in the United States. In 2004, the unemployment rate decreased to 5.3 percent in Osage County, while Washington County, County, Oklahoma and the United States had decreases in their unemployment rates to 5.0 percent, 4.9 percent and 5.5 percent, respectively. In 2005, all areas had unemployment rate decreases. Osage and Washington Counties had unemployment rates of 4.7 percent and 4.7 percent, respectively while Oklahoma and the United States decreased to 4.4 percent and 5.1 percent. Through May of 2006, unemployment rates continued to decrease to 4.0 percent,
  3.4 percent, 4.1 percent and 4.4 percent in Osage and Washington Counties, Oklahoma and the United States, respectively.

         Exhibit 30 provides deposit data for banks and thrifts in Osage and Washington Counties. Osage's deposit base in the market area was $65.4 million or a 75.7 percent share of the $86.3 million total thrift deposits and a smaller 7.1 percent share of the total deposits, which were $922.2 million as of June 30, 2005. It is evident from the size of the thrift deposits and bank deposits that the market area has a moderate deposit base, with Osage having a strong market penetration for thrift deposits but a much smaller penetration of total deposits.

         Exhibit 31 provides interest rate data for each quarter for the years 2002 through the second quarter of 2006. The interest rates tracked are the Prime Rate, as well as 90-Day, One- Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2002 and then a basically flat trend in 2003. This trend indicates some increase in One-Year Treasury Bills and 30-Year Treasury Notes. Then rates have indicated constant increases in each quarter in 2005 and continuing at a strong pace in the first quarter of 2006 followed by decreases in longer term Treasury rates in the second quarter of 2006.

  SUMMARY

         To summarize, the primary component of Osage's market area, Osage County, has experienced an increase in population and households since 1990. Such a pattern is projected to continue from 2005 through 2010. Osage County indicated a lower per capita income and lower household income than the United States. In both 1990 and 2000, the median rent in Osage County was lower than Oklahoma's median rent as well as the national average. In 1990 and 2000, Osage County's median housing value was slightly lower than in Oklahoma and much lower than the United States median.

         The two county market area has had slightly lower unemployment rates compared to Oklahoma and the United States. Finally, the market area is a competitive financial institution market dominated by banks with a total market area deposit base for banks and thrifts of $922.2 million.

  III.   COMPARABLE GROUP SELECTION

  Introduction

         Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC- insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Southwest region.

         Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 211 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 11 publicly-traded Southwest thrifts ("Southwest thrifts") and no publicly-traded thrifts in Oklahoma and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between June 30, 2005, and July 11, 2006.

         The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Osage Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Osage Federal's basic operation.

         Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


  GENERAL PARAMETERS

  Merger/Acquisition

         The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. There were no thrift institutions that were potential comparable group candidates but were eliminated due to their involvement in a merger/acquisition.

         There are also no pending merger/acquisition transactions involving thrift institutions in Osage Federal's city, county or market area, as indicated in Exhibit 35.


  Mutual Holding Companies

         The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 66 publicly-traded mutual holding companies as well between those 66 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 66 publicly-traded, FDIC-insured mutual holding companies in the United States. All thrift institutions that were potential comparable group candidates but were in the mutual holding company form were not considered.


  Trading Exchange

         It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 277 publicly-traded, FDIC-insured institutions, including 66 mutual holding companies, 14 are traded on the New York Stock Exchange, 6 are traded on the American Stock Exchange and 153 are listed on NASDAQ, 67 are traded on the OTC Bulletin Board and 37 are listed in the Pink Sheets.


  IPO Date

         Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 29, 2006, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date on or prior to June 30, 2005.


  Geographic Location

         The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Osage Federal, including the eastern states.

         The geographic location parameter consists of Southwest, Mid-Atlantic, Midwest and Southeast states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


  Asset Size

         Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $600 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Osage Federal, with assets of approximately $112.2 million.

  Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

         In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


  SUMMARY

         Exhibits 38 and 39 show the 33 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.


  BALANCE SHEET PARAMETERS

  Introduction

         The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

               1.   Cash and investments to assets

               2.   Mortgage-backed securities to assets

               3.   One- to four-family loans to assets

               4.   Total net loans to assets

               5.   Total net loans and mortgage-backed securities to assets

               6.   Borrowed funds to assets

               7.   Equity to assets

         The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Osage Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Osage Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.


  Cash and Investments to Assets

         The Bank's ratio of cash and investments to assets was 13.0 percent at June 30, 2006, and reflects Osage Federal's share of investments slightly lower than national and regional averages. The Bank's investments have consisted primarily of federal funds, mutual funds and deposits in other financial institutions. For its most recent three fiscal years, Osage Federal's average ratio of cash and investments to assets was a higher 13.8 percent, from a high of 14.7 percent in 2004 to a low of 13.0 percent in 2006, with a generally stable trend. It should be noted that, for the purposes of comparable group selection, Osage Federal's $1,711,000 balance of Federal Home Loan Bank stock at June 30, 2006, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

         The parameter range for cash and investments is fairly broad, in spite of Osage Federal's slightly lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent.


  Mortgage-Backed Securities to Assets

         At June 30, 2006, Osage Federal's ratio of mortgage-backed securities to assets was a moderate 12.5 percent compared to the regional average of 13.5 percent and the national average of 9.5 percent for publicly-traded thrifts. The Bank's three most recent fiscal year average is 15.1 percent, also higher than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.


  One- to Four-Family Loans to Assets

         Osage Federal's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 48.8 percent of the Bank's assets at June 30,2006, which is slightly higher than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 25.0 percent to 65.0 percent of its assets in one- to four-family loans with a midpoint of 45.0 percent.


  Total Net Loans to Assets

         At June 30, 2006, Osage Federal had a 69.6 percent ratio of total net loans to assets and a lower three fiscal year average of 66.1 percent, both being lower than the national average of 71.7 percent but higher than the regional average of 68.6 percent for publicly-traded thrifts at June 30, 2006. The Bank's ratio of total net loans to assets has demonstrated a mild upward trend since fiscal year 2004.

         The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The wider range is due to the fact that, as the referenced national and regional averages indicate, many institutions hold a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Osage Federal.


  Total Net Loans and Mortgage-Backed Securities to Assets

         As discussed previously, Osage Federal's shares of mortgage-backed securities to assets and total net loans to assets were 12.5 percent and 69.6 percent, respectively, for a combined share of 82.0 percent. Recognizing the industry and regional ratios of 9.5 percent and 13.5 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 70.0 percent to 90.0 percent, with a midpoint of
  80.0 percent.


  Borrowed Funds to Assets

         Osage Federal had a $33.4 million balance of borrowed funds at June 30, 2006, consisting of FHLB advances, representing 29.7 percent of assets. At June 30, 2005, the Bank's borrowed funds were $21.7 million or a lower 21.9 percent of assets.

         The use of borrowed funds by some banks indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds had increased, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many banks as an alternative to higher cost and/or longer term certificates. Rising interest rates resulted in some moderation of borrowings in the banking industry, particularly among nonpublicly-traded banks. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

         The range of borrowed funds to assets is 35.0 percent or less with a midpoint of 17.5 percent.


  Equity to Assets

         Osage Federal's equity to assets ratio was 11.7 percent at June 30, 2006, and 13.8 percent at June 30, 2005. At the end of its two most recent fiscal years, the Bank's equity to asset ratios were 13.8 percent and 11.7 percent. After conversion, based on the midpoint value of $36.1 million and a public offering of $25.1 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Osage Federal's equity is projected to stabilize in the area of 20.3 percent of assets. Based on that equity ratio, we have defined the equity ratio parameter to be 6.0 percent to 20.0 percent with a midpoint ratio of 13.0 percent.


  PERFORMANCE PARAMETERS

  Introduction

         Exhibit 39 presents five parameters identified as key indicators of Osage Federal's earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2006. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.


  Return on Average Assets

         The key performance parameter is the ROAA. For the twelve months ended June 30, 2006, Osage Federal's ROAA was 0.60 percent based on identical net and core earnings after taxes of $626,000, as detailed in Item I of this Report. The Bank's ROAA over its most recent two fiscal years, based on net earnings, was 0.45 percent in fiscal year 2004 and 0.66 percent in fiscal year 2005 .

         Considering the historical and current earnings performance of Osage Federal, the range for the ROAA parameter based on core income has been defined as 0.30 percent to a high of 1.00 percent with a midpoint of 0.65 percent.


  Return on Average Equity

         The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a recently converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the recently converted thrift and the inability to accurately reflect a mature ROAE for the recently converted thrift relative to other stock institutions.

         Prior to the second stage offering, the Bank's ROAE for the twelve months ended June 30, 2006, was 4.63 percent based on identical net and core income. The parameter range for the comparable group, based on core income, is from 3.0 percent to 10.0 percent with a midpoint of 6.5 percent.


  Net Interest Margin

         Osage Federal had a net interest margin of 2.96 percent for the twelve months ended June 30, 2006, representing net interest income as a percentage of average interest-earning assets. The Bank's net interest margins in fiscal years 2004 and 2005 were 2.84 percent and 3.16 percent, respectively, with a three fiscal year average of 2.97 percent.

         The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.


  Operating Expenses to Assets

         For the twelve months ended June 30, 2006, Osage Federal had a 2.53 percent ratio of operating expense to average assets. In fiscal year 2004, the Bank's expense ratio was a higher 2.79 percent, decreasing to 2.69 percent in fiscal year 2005. For its three most recent fiscal years ended June 30, 2006, Osage Federal's operating expense ratio averaged 2.67 percent. It should be noted, however, that the Bank's current operating expense ratio remains higher than the averages of 1.54 percent for Southwest savings institutions and 2.11 percent for all publicly-traded savings institutions.

         The operating expense to assets parameter for the selection of the comparable group is from a low of 2.25 percent to a high of 3.25 percent with a midpoint of 2.75 percent.


  Noninterest Income to Assets

         Compared to publicly-traded thrifts, Osage Federal has historically experienced a considerably lower than average dependence on noninterest income as a source of additional income. The Bank's noninterest income was $659,000 or 0.62 percent of assets for the twelve months ended June 30, 2006, which is much lower than the 1.22 percent average for publicly- traded thrift institutions during that period.

         The range for this parameter for the selection of the comparable group is 1.00 percent of average assets or less, with a midpoint of 0.50 percent.


  ASSET QUALITY PARAMETERS

  Introduction

         The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Osage Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

  Nonperforming Assets to Assets

         Osage Federal's ratio of nonperforming assets to assets was 0.05 percent at June 30, 2006, which was lower than the national average of 0.62 percent for publicly-traded thrifts, and lower than the Southwest regional average of 0.82 percent. The Bank's ratio was a modestly higher 0.12 percent at June 30, 2005, following a lower ratio of 0.01 percent at June 30, 2004. For its three most recent calendar years ended June 30, 2006, the Bank's ratio of nonperforming assets to total assets averaged 0.06 percent, ranging from a low of 0.01 percent in 2004 to a high of 0.12 percent in 2005.

         The parameter range for nonperforming assets to assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.


  Repossessed Assets to Assets

         Osage Federal had a ratio of repossessed assets to total assets of 0.04 percent at June 30, 2006. The Bank's balance of repossessed assets was $32,000 or 0.03 percent of total assets at June 30, 2005 and zero percent of assets at June 30, 2004. National and regional averages were 0.11 percent and 0.19 percent, respectively, for publicly-traded thrift institutions at June 30, 2006.

         The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.


  Loans Loss Reserves to Assets

         Osage Federal had an allowance for loan losses of $400,000, representing a loan loss allowance to total assets ratio of 0.36 percent at June 30, 2006, which is slightly lower than its 0.40 percent ratio at June 30, 2005, and lower than its 0.46 percent ratio at June 30, 2004.

  For the three fiscal years of 2004 to 2006, the Bank's loan loss reserve averaged 0.41 percent of assets with a modest decrease due to growth, from a high of 0.46 percent in 2004 to a low of 0.36 percent in 2006.

         The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.


  THE COMPARABLE GROUP

         With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $139.4 million to $469.8 million with an average asset size of $312.9 million and have an average of 7.5 offices per institution. One of the comparable group institutions was converted in 1987, one in 1988, one in 1994, three in 1996, one in 1997, one in 1999 and two in 2003. All ten of the comparable group institutions are traded on NASDAQ. The comparable group institutions as a unit have a ratio of equity to assets of 10.54 percent, which is 5.3 percent higher than all publicly-traded thrift institutions in the United States and
  8.8 percent higher than publicly-traded thrift institutions in the Southwest, and for the most recent four quarters indicated a core return on average assets of 0.63 percent, lower than all publicly-traded thrifts at 1.00 percent and lower than publicly-traded Southwest thrifts at 0.98 percent.

  IV.    ANALYSIS OF FINANCIAL PERFORMANCE

         This section reviews and compares the financial performance of Osage Federal to all publicly-traded thrifts and to publicly-traded thrifts in the Southwest region, as well as to the ten institutions constituting the Bank's comparable group, as selected and described in the previous section. It should be noted that state comparisons are not applicable, since the Bancorp is the only publicly-traded thrift institution in Oklahoma. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

         As presented in Exhibits 43 and 44, at June 30, 2006, Osage Federal's total equity of 11.70 percent of assets was higher than the 10.54 percent for the comparable group, the 10.01 percent for all thrifts and the 9.69 percent for Southwest thrifts. The Bank had a 69.57 percent share of net loans in its asset mix, modestly lower than the comparable group at 74.61 percent, and similar to all thrifts at 71.67 percent and Southwest thrifts at 68.58 percent. Osage Federal's share of net loans, in line with industry averages, reflects its 12.96 percent share of cash and investments and its 12.45 share of mortgage-backed securities. The comparable group had a modestly higher
  14.56 percent share of cash and investments and a significantly lower 5.26 percent share of mortgage-backed securities. All thrifts had 9.50 percent of assets in mortgage-backed securities and 13.34 percent in cash and investments. Osage Federal's 57.30 percent share of deposits was lower than the comparable group and similar to all thrifts and Southwest thrifts, reflecting the Bank's higher than average 29.71 percent ratio of borrowed funds to assets. The comparable group had deposits of 71.06 percent and borrowings of 17.15 percent. All thrifts averaged a 57.02 percent share of deposits and 32.14 percent of borrowed funds, while Southwest thrifts had a
  56.86 percent share of deposits and a 33.78 percent share of borrowed funds. Osage Federal was absent intangible assets at June 30, 2006, compared to 0.30 percent for the comparable group, 0.82 percent for all thrifts and 0.51 percent for Southwest thrifts.

         Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Osage Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

         As shown in Exhibit 47, for the twelve months ended June 30, 2006, Osage Federal had a yield on average interest-earning assets lower than the comparable group and all thrifts, but higher than Southwest thrifts. The Bank's yield on interest-earning assets was 5.72 percent compared to the comparable group at 5.98 percent, all thrifts at 5.87 percent and Southwest thrifts at 5.62 percent.

         The Bank's cost of funds for the twelve months ended June 30, 2006, was higher than the comparable group, all thrifts and Southwest thrifts. Osage Federal had an average cost of interest-bearing liabilities of 3.26 percent compared to 3.04 percent for the comparable group, 2.91 percent for all thrifts and 2.80 percent for Southwest thrifts. The Bank's lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 2.46 percent, which was lower than the comparable group at 2.94 percent, all thrifts at 2.96 percent and Southwest thrifts at 2.80 percent. Osage Federal generated a net interest margin of 2.96 percent for the twelve months ended June 30, 2006, based on its ratio of net interest income to average interest-earning assets, which was moderately lower than the comparable group ratio of 3.19 percent. All thrifts also averaged a higher
  3.19 percent net interest margin for the trailing four quarters, with Southwest thrifts at 3.03 percent.

         Osage Federal's major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank had a $27,000 provision for loan losses during the twelve months ended June 30, 2006, equal to 0.03 percent of average assets. The comparable group indicated a provision representing 0.10 percent of assets, with all thrifts also at 0.08 percent and Southwest thrifts at 0.07 percent.

          The Bank's noninterest income was $659,000 or 0.62 percent of average assets for the twelve months ended June 30, 2006, including $39,000 in gains on the sale of loans. Such a ratio of noninterest income to average assets was modestly higher than the comparable group at 0.51 percent, significantly lower than all thrifts at 1.22 percent and similar to Southwest thrifts at 0.61 percent. For the twelve months ended June 30, 2006, Osage Federal's operating expense ratio was 2.53 percent of average assets, which was very similar to the comparable group at 2.55 percent, but higher than all thrifts at 2.11 percent and Southwest thrifts at 1.54 percent.

         The overall impact of Osage Federal's income and expense ratios is reflected in the Bank's net income and return on assets. For the fiscal year ended June 30, 2006, the Bank had an identical net and core ROAA of 0.60 percent. For its most recent four quarters, the comparable group had a very modestly higher net ROAA of 0.64 percent and core ROAA of 0.63 percent. All publicly-traded thrifts averaged a higher 1.00 percent core ROAA, as did Southwest thrifts at 0.98 percent.

  V.     MARKET VALUE ADJUSTMENTS

         This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of the Bank with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.


  EARNINGS PERFORMANCE

         In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the balances and ratios of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount, volatility and ratio of non-interest income, and the amount and ratio of non-interest expenses.

         As discussed earlier, the Bank's historical business model has focused on increasing its net interest income and net income; maintaining a lower ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and striving to control its overhead expenses and improve its efficiency ratio. In the future, following its second stage conversion, it will be the continuing objective of the Osage Federal to increase its net interest spread and margin, increase its non-interest income, increase the amount and consistency of its net income, increase its return on assets and return on equity, and work toward reducing its overhead expenses.

         Earnings are generally related to an institution's ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Bank was an active originator of mortgage loans and a moderate originator of non-mortgage loans during the fiscal year ended June 30, 2006, and also purchased a very modest volume of loans during that period.

         From June 30, 2005, to June 30, 2006, Osage Federal's net loans receivable increased by 19.5 percent by $12.7 million from $65.4 million to $78.1 million. During that period, the largest loan category dollar increase was one- to four-family residential real estate loans, followed by construction loans and commercial real estate loans. All other categories, including nonmortgage loans, indicated modest to moderate increases during that period.

         The impact of Osage Federal's primary lending efforts has been to generate a yield on average interest-earning assets of 5.64 percent for the twelve months ended June 30, 2006, compared to a higher 5.98 percent for the comparable group, 5.87 percent for all thrifts and 5.62 percent for Southwest thrifts. The Bank's ratio of interest income to average assets was 5.51 percent for the twelve months ended June 30, 2006, which was modestly lower than the comparable group at 5.68 percent, but all thrifts at 5.49 percent and Southwest thrifts at a lower 5.04 percent.

         Osage Federal's 3.10 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2006, was similar to the comparable group at
  3.04 percent, modestly higher than all thrifts at 2.91 percent and also higher than Southwest thrifts at 2.80 percent. The Bank's resulting net interest spread of 2.54 percent for the twelve months ended June 30, 2006, was lower than the comparable group at 2.94 percent, all thrifts at 2.96 percent and Southwest thrifts at 2.82 percent. The Bank's net interest margin of 2.91 percent, based on average interest-earning assets for the twelve months ended June 30, 2006, was moderately lower than the comparable group at 3.19 percent, all thrifts also at 3.19 percent and Southwest thrifts at 3.03 percent.

         Including its small gain on the sale of loans, the Bank's ratio of noninterest income to assets was 0.62 percent for the fiscal year ended June 30, 2006, decreasing to 0.58 percent net of those gains. That 0.62 percent ratio of noninterest income to assets was modestly higher than the comparable group at 0.51 percent, virtually identical to Southwest thrifts at 0.61 percent, but significantly lower than all thrifts at 1.22 percent. The Bank's operating expenses were very similar to the comparable group but significantly higher than all thrifts and Southwest thrifts. For the twelve months ended June 30, 2006, Osage Federal had an operating expenses to assets ratio of 2.53 percent compared to 2.55 percent for the comparable group, 2.11 percent for all thrifts and 1.54 percent for Southwest thrifts.

         For the fiscal year ended June 30, 2006, Osage Federal generated modestly higher noninterest income, similar noninterest expenses and a moderately lower net interest margin relative to its comparable group. As a result, based on identical net and core earnings, the Bank had a return on average assets of 0.60 percent in fiscal year 2006, following an ROAA of 0.66 percent in fiscal year 2005, 0.45 percent in fiscal year 2004 and 0.67 percent in fiscal year 2003. The Bank's lower ROAA in fiscal year 2004 was the result of lower interest income in conjunction with significant asset growth. For the twelve months ended June 30, 2005, the comparable group had a modestly higher core ROAA of 0.63 percent, while all thrifts indicated a higher 1.00 percent and Southwest thrifts were at 0.98 percent. The comparable group had a net ROAA of 0.64 percent for the twelve months ended June 30, 2005, with all thrifts at 0.97 percent and Southwest thrifts at 0.85 percent.

         The earnings stream and net earnings of Osage Federal will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Net of gains and losses, noninterest income has indicated a modestly to moderately increasing trend from June 30, 2002, through June 30, 2006, and overhead expenses have increased modestly during that four year period. The Bank's net interest margin, lower than the comparable group, has been the result of its lower yield on assets, as well as its somewhat higher cost of funds. Osage Federal's cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates continue to increase from their record lows in 2003 and 2004. Upward pressure on lending rates is also anticipated. Osage Federal's composite yield on interest-earning assets is likely to increase modestly to moderately, based on the mix and repricing interval of the Bank's loan portfolio, although the Bank's much higher share of fixed-rate loans will limit the potential for increase. Adjustable-rate loans will likely be originated and reprice at higher rates, however, as will fixed-rate loans compared to their current portfolio yield, and investments should experience a moderately higher yield. Considering the competitive nature of the Bank's market area, it is also likely that competition from both financial institutions and mortgage companies will limit the Bank's ability to significantly increase rates on individual mortgage and non- mortgage loan products. Osage Federal's success in achieving its objective to increase its overall net interest spread and net interest margin will relate to its ability to increase its lower cost savings and checking accounts and higher yielding nonresidential mortgage loans, rather than by significant rate changes on its loan and savings products. During the next few years, a possible modest to moderate increase in the Bank's net interest spread and net interest margin will be dependent on Osage Federal's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its market area.

         It is also recognized that Osage Federal's current ROAA, modestly lower that of its comparable group, has decreased moderately since fiscal year 2002, related primarily to asset growth, while its net interest margin and net interest spread have remained generally stable. Following conversion, it is anticipated that the Bank's higher equity to assets ratio will result in an initial decrease in ROAE until conversion proceeds can be deployed into higher yielding loans. Following that initial decrease, ROAE is projected to trend upward very modestly during the next few years.

         In recognition of the foregoing earnings related factors, with consideration to Osage Federal's current performance measures, no adjustment has been made to Osage Federal's pro forma market value for earnings performance relative to the comparable group.


  MARKET AREA

         As previously indicated in Section II, the Bank's primary market area encompasses Osage and Washington Counties in Oklahoma. Since 1990, this primary market area has experienced smaller population and household increases than the comparable group markets, Oklahoma and the United States, and an unemployment rate similar to or modestly lower than in the United States and in Oklahoma. The unemployment rates in Osage and Washington Counties were 5.2 percent and 4.4 percent, respectively, in 2002, compared to 4.8 percent in Oklahoma and a higher 5.8 percent in the United States. By May, 2006, the unemployment rates had decreased to 4.0 percent in Osage County and 3.4 percent in Washington County, with Oklahoma and the United States at 4.1 percent and 4.4 percent, respectively. Per capita income and median household income in Osage Federal's market area have historically been and remain generally similar to state and national averages and modestly higher than the comparable group, reflecting the market area's lower unemployment rate. The median housing value in Osage County is 9.2 percent lower than in Oklahoma, while Washington County's median housing value is 8.0 percent higher than in Oklahoma, with both counties being significantly lower than the United States and modestly lower than the comparable group.

         Osage Federal's market area is both suburban and rural, with the services sector representing the primary source of employment in both primary market area counties, followed closely by the wholesale/retail and manufacturing sectors. The level of financial competition Osage Federal's market area is moderate, with commercial banks holding a majority of deposits. The Bank has a moderate penetration of combined bank and thrift deposits in Osage County and a modest penetration in Washington County. Osage Federal nevertheless experienced modest increases in deposits in each of its most recent three fiscal years, although the Bank's average annual deposit growth rate of was considerably lower than the comparable group.

         In recognition of the foregoing factors, including deposit potential in a market indicating limited growth potential, we believe that a small downward adjustment is warranted for the Bank's market area.


  FINANCIAL CONDITION

         The financial condition of Osage Federal is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank's ratio of total equity to total assets was
  11.70 percent at June 30, 2006, which was modestly higher than the comparable group at 10.54 percent and all thrifts at 10.01 percent, and moderately higher than Southwest thrifts at 9.69 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately
  26.0 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 16.0 percent, based on the Bank receiving 50 percent of the net proceeds from the conversion.

         The Bank's mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank's 57.30 percent ratio of deposits to total assets was moderately lower than the comparable group at
  71.06 percent, but very similar to all thrifts at 57.02 percent and Southwest thrifts at 56.86 percent. Those variations are directly related to Osage Federal's 29.71 percent ratio of borrowed funds to assets, which was higher than the comparable group at 17.15 percent, but lower than all thrifts at
  32.14 percent and Southwest thrifts at 33.78 percent.

         Osage Federal had a 69.57 percent ratio of net loans to total assets at June 30, 2006, compared to the comparable group at 74.61, all thrifts at 71.67 percent and Southwest thrifts at 68.58 percent. The Bank's 12.96 percent share of cash and investments was modestly smaller than the comparable group at
  14.56 percent and similar to all thrifts at 13.34 percent and Southwest thrifts at 13.01 percent; but Osage Federal's 12.45 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 5.26 percent, modestly higher than all thrifts at 9.50 percent and similar to Southwest thrifts at 13.50 percent. The Bank's larger combined share of cash and investments and mortgage-backed securities relative to the comparable group resulted in its smaller share of loans and is part of the basis of its yield on interest-earning assets lower than the comparable group. That combined share, however, is more in line with the averages for all thrifts and Southwest thrifts, and the Bank's yield on interest earning assets is similar to national and regional averages.

         Osage Federal was absent intangible assets, compared to ratios to total assets of 0.30 percent for the comparable group and a higher 0.82 percent for all thrifts and 0.51 for Southwest thrifts. The Bank had a 0.04 percent ratio of repossessed assets to total assets at June 30, 2006, similar to its 0.03 percent ratio at June 30, 2005, compared to the comparable group at 0.08 percent, all thrifts at 0.11 percent and Southwest thrifts at 0.19 percent. The financial condition of Osage Federal is influenced by its nonperforming assets of $350,000 or a modest 0.46 percent of assets at June 30, 2006, compared to a considerably higher 0.0.42 percent for the comparable group,
  0.62 percent for all thrifts and 0.82 percent for Southwest thrifts. It should be recognized that the Bank's ratio of nonperforming assets to total assets decreased from 0.12 percent of assets at June 30, 2005. At the close of previous fiscal years, Osage Federal's ratio of nonperforming assets to total assets was 0.01 percent, 0.33 percent and 0.18 percent at June 30, 2004, 2003 and 2002, respectively.

         The Bank had a lower 6.41 percent ratio of high risk real estate loans to assets compared to a 25.62 percent ratio for the comparable group, and the Bank's share was also lower than all thrifts at 25.41 percent. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

         At June 30, 2006, Osage Federal had a $400,000 allowance for loan losses, which represented 0.36 percent of assets and 0.51 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.68 percent of assets and 0.90 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. Osage Federal's $400,000 of allowances for loan losses, represented a significantly higher 655.74 percent of nonperforming assets at June 30, 2006, compared to the comparable group's
  215.15  percent,  with all thrifts at 209.76 percent and Southwest  thrifts at
  292.45 percent. Osage Federal's ratio of net charge-offs to average total loans was 0.03 percent for the twelve months ended June 30, 2006, compared to ratios of 0.06 percent for the comparable group, 0.13 percent for all thrifts and 0.07 percent for Southwest thrifts.

         Notwithstanding its higher share of fixed-rate loans, due to its higher equity ratio, Osage Federal has historically experienced minimal levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates. In recent periods, the Bank's overall interest rate risk has been consistent and is remains currently classified as minimal according to the formula established by OTS.

         Overall, with particular consideration to the Bank's asset quality, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, we believe that no adjustment is warranted for Osage Federal's current financial condition.

  ASSET, LOAN AND DEPOSIT GROWTH

         During its most recent five calendar years, Osage Federal has been characterized by lower than average rates of growth in assets, loans and deposits. The Bank's average annual asset growth rate from 2001 to 2005 was
  6.7 percent, compared to a higher 8.7 percent for the comparable group, 11.0 percent for all thrifts and 17.3 percent for Southwest thrifts. The Bank's lower growth rate is reflective primarily of its small average increase in deposits during that five year period . The Bank's deposits indicate an average annual increase of only 2.8 percent from 2001 to 2005. Annual deposit changes have been from a decrease of 1.2 percent in 2002 to an increase of
  10.0 percent in 2001, compared to average growth rates of 8.5 percent for the comparable group, 11.4 percent for all thrifts and 19.1 percent for Southwest thrifts. Consistent with its lower rate of deposit growth, the Bank increased its ratio of borrowed funds to assets from 14.1 percent at June 30, 2002, to
  29.7 percent at June 30, 2006, with the increase occurring in 2005, the year following its initial MHC reorganization. Osage Federal's share of borrowed funds was higher than the comparable group at 17.2 percent at June 30, 2006.

         Osage Federal's loans indicate an average annual increase of 5.3 percent from December 31, 2002, to December 31, 2005. That five year average annual growth was lower that the comparable group at 6.9 percent, all thrifts at 11.4 percent and Southwest thrifts at 14.7 percent and ranged from a decrease of 9.1 percent in 2003 to an increase of 17.8 percent in 2005. The Bank's loan growth of 16.3 percent and 17.7 percent in 2004 and 2005, respectively, corresponds with its leveraging strategy related to sharply increased borrowings beginning in fiscal year 2005, as discussed above.

         The Bank's ability to increase its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to increase its loan origination activity. Although the Bank is projecting three year annual growth of approximately 8 percent, 19 percent and 9 percent in assets, loans and deposits, respectively, including one de novo branch in Washington County within the three year horizon, its historical dependence on its current primary market area presents a challenge as a result of its competitive operating environment, based on generally stagnant historical and projected population and household growth in its market area counties.

         As previously discussed, Osage Federal's primary market area is comprised of Osage and Washington Counties. From 2000 to 2005, Osage County experienced very modest growth in population and households, while Washington County experienced a slight decrease in population and a slight increase in households. During those five years, the per capita and median household income in Osage County increased at rates lower than state and national averages; and in Washington County, those income metrics increased at rates very modestly higher than state and national averages. In 2005, median housing values and median rents in both of Osage Federal's market area counties were lower than state and national averages.

          The Bank's deposit market shares at June 30, 2005, were 14.3 percent in Osage County and 4.0 percent in Washington County, the location of its branch office open since 1991.

         Total financial institution deposits in Osage County increased by 28.6 percent from 2000 to 2005, but the Bank's Osage County market share decreased from 16.7 percent at June 30, 2000, to 14.3 percent at June 30, 2005, although that 14.3 percent share was the second highest in the county. In dollars, Osage County deposits increased an average of 5.7 percent annually since 2000, while the Bank's deposits in the county increased at a lower annual rate of
  2.1 percent. Osage County deposits per office averaged $16.4 million in 2000, increasing by 39.3 percent to $22.8 million per office in 2005, while Osage Federal's deposits in its single Osage County office increased by a much lower
  10.4 percent or $3.7 million.

         In Washington County, total financial institution deposits in increased by a modestly lower 24.1 percent from 2000 to 2005 and Osage Federal's market share increased nominally from 3.4 percent to 4.0 percent, with the number of financial institution offices increasing from 12 to 17 during those five years, including the entry to the county of three institutions with four offices among them. The Bank's market share in Washington County was the lowest of 12 offices in 2000 and the second lowest of 17 offices in 2005. Although financial institution deposits in Washington County increased by $125.7 million from 2000 to 2005, the larger number of offices resulted in a decrease in the average deposits per office by $5.4 million or 12.4 percent from $43.6 million to $38.1 million. The Bank's deposits in its single Washington County office, however, increased by 8.6 million or 49.2 percent during those five years. Nevertheless, average deposits of $38.1 million per office in Washington County at June 30, 2005, were considerably higher than the Bank's single office deposit total of $26.2 million, not withstanding its higher five year growth rate.

         As indicated above, the strategies indicated in Osage Federal's business plan include the opening of one de novo branch during the next three years, to be located in Washington County, which, overall, has somewhat more favorable demographics than Osage County. The Bank's short to medium term focus is on loan growth, product diversification and additional services, along with modest to moderate improvement to operating performance. As percentages of average assets, noninterest income is projected to decline modestly and noninterest expense is projected to increase modestly, both being similar to the comparable group through the first quarter of 2010, with the Bank's corresponding efficiency ratio improving but remaining being less favorable than comparable group, regional and national averages during that period.

         Execution of an aggressive loan growth strategy, although well considered, entails risk that is recognized and calculated by the Bank. Such a strategy can be inhibited by both internal and external factors, including management, staffing, branch site selection, interest rate trends, changing demographics and overall economic conditions.

         Based on the foregoing factors, we have concluded that a small downward adjustment to the Bank's pro forma value is warranted for asset, loan and deposit growth potential relative to the comparable group.

  DIVIDEND PAYMENTS

         The Corporation has not committed to pay dividends following the completion of its second stage stock conversion, although it has expressed an intention to do so, although any payment of cash dividends by the Corporation in future years will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.

         Osage Federal Financial, Inc. has paid cash dividends to its public shareholders since September, 2004, following its mutual holding company reorganization, with dividends waived by Osage Federal MHC. During the twelve months ended June 30, 2006, the Bancorp paid total cash dividends of $1.51 per share, of which $0.51 per share constituted regular dividends and $1.00 per share constituted a special dividend. For the purpose of applying appropriate adjustments to the value of the Corporation relative to the comparable group, we have recognized only the $0.51 per share regular dividends paid to public shareholders during fiscal year 2006. Based on the $13.55 average trading price of the Bancorp during the twelve months ended June 30, 2006, such regular dividends resulted in an annualized yield of 3.76 percent and a payout ratio of 56.22 percent.

         As indicated in Exhibit 48, each of the ten institutions in the comparable group paid cash dividends during the twelve months ended June 30, 2006, for an average dividend yield of 3.18 percent and a payout ratio of
  58.63 percent.

         In our opinion, no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.


  SUBSCRIPTION INTEREST

         In 2005, investors' interest in new issues was limited and subscription levels were consistently low to moderate, although a few issues received stronger response from the marketplace. New issues also attracted less interest from investors in 2005 and to date in 2006, and aftermarket price increases have been lower than in previous years. Overall, the recent and current reaction of IPO investors appears generally related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry. Although the number of recent offerings has been small relative to the 1990s, there nevertheless appears not to be an unsatisfied demand for new financial institution issues. Even some issues attracting considerable interest have experienced smaller than expected price increases and, in some cases, price decreases in the aftermarket.

         Since the beginning of 2004, the thirteen completed second stage conversions indicated average initial share price increases one day, one week and one month after their initial public offerings of 3.05 percent, 1.98 percent and 1.20 percent, respectively. Those increases are significantly lower than the average price increases for all thrift initial public offerings one day, one week and one month after their initial public offerings of 11.09 percent, 11.07 percent and 10.56 percent, respectively.

         The Corporation will direct its offering to depositors of the Bank and, if there is a community offering, to the general public with a preference to residents of Osage and Washington Counties in Oklahoma. The board of directors and officers anticipate purchasing approximately $700,000 of the conversion stock or 70,000 shares, which represents less than 3 percent of the stock offered to the public based on the appraised midpoint valuation.

         The Corporation has secured the services of Keefe Bruyette and Woods, Inc. to assist in the marketing and sale of the conversion stock.

         Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial offerings, particularly for mutual holding company second stage conversions, we believe that a downward adjustment is warranted for the Corporation's anticipated subscription interest.


  LIQUIDITY OF THE STOCK

         The Corporation's total public offering is modestly smaller in size relative to the average market value of the comparable group and considerably smaller than the average market value of Southwest thrifts. The comparable group has an average market value of $41.9 million for the stock outstanding compared to a midpoint public offering of $25.1 million for the Corporation, which will increase its total market value to $36.0 million at the midpoint. Of the ten institutions in the comparable group, all are traded on NASDAQ, indicating an average daily trading volume of 1,448 shares during the last four quarters compared to the Bancorp's average trading volume of a lower 678 shares. With 3.6 million shares to be outstanding at the midpoint of the offering range, the Corporation will have more shares outstanding than the comparable group with an average of 2.5 million shares.

         Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, as well as the relative trading volume of publicly-traded mutual holding companies, we have concluded that no adjustment to the Corporation's pro forma market value is warranted relative to the anticipated liquidity of its stock.


  MANAGEMENT

         As previously discussed, Osage Federal's senior management includes its president and chief executive officer, Mark S. White, its vice president and chief financial officer, Sue Allen Smith, and its vice president and corporate secretary, Frances Altaffer.

         In recent years, the management of Osage Federal have been successful in consistently increasing the Bank's net income, equity, assets, deposits, loan portfolio and ratio of loans to deposits, while maintaining asset quality significantly superior to industry averages. Operating metrics, such as return on average assets, net interest margin, noninterest income, overhead expenses and efficiency ratio have been stable, although generally somewhat below industry averages. The Bank's business plan indicates increased earnings and following its stock conversion and projects additional loan and deposit growth related to branching and the addition of new products and services.

         Overall, we believe the Bank to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.


  MARKETING OF THE ISSUE

         The necessity to build a new issue discount into the stock price of a converting thrift institution continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and reduced interest in conversion offerings. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

         Although we believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in some public offerings, in our opinion, various characteristics of the Corporation's transaction, as well as recent market trends, cause us to conclude that such a discount is not warranted in the case of this particular offering. Consequently, at this time we have made no adjustment to the Corporation's pro forma market value related to a new issue discount.

  VI.    VALUATION METHODS

  Introduction

         Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past two years, however, as rising interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of Osage Bancshares, Inc., primary emphasis has been placed on the price to book value method, due to the Corporation's earnings trends and relatively recent first stage mutual holding company reorganization, with additional analytical and correlative attention to the price to earnings method.

         In recognition of the volatility and variance in earnings related to fluctuations in interest rates, the continued differences in asset and liability repricing and the any disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

         In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value".

         In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. Downward adjustments were made for the Bank's market area, its asset, loan and deposit growth potential and for subscription interest. No adjustments were made for earnings performance, financial condition, the liquidity of the stock, dividend payments, marketing of the issue and management.


  PRICE TO BOOK VALUE METHOD

         In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, including the Bancorp, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution's performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

         It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. In the case of a second stage conversion such as the Corporation, however, the application of the prescribed formulary computation to a sale of less than all the shares based on the full valuation of the institution might return a value in excess of the book value of the institution. In most instances, nevertheless, such a value remains below current comparable market values.

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

  Price to Book Value Method  (cont.)

         Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 114.39 percent and 107.13 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 97.95 percent (Home City Financial Corp.) to a high of 143.71 percent (Community Financial Corp.). The comparable group had modestly higher average and median price to tangible book value ratios of 118.19 percent and
  112.74  percent,  respectively,  with the range of 99.63  percent  to a higher
  153.64 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed only slightly from a low of 99.50 percent to a high of 142.90; and the comparable group's price to tangible book value range also narrowed modestly from a low of 102.76 percent to a high of
  143.71 percent.

         Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of
  102.85 percent and a price to tangible book value ratio of 101.19 percent at the midpoint. The price to book value ratio increases from 95.31 percent at the minimum to 110.87 percent at the super maximum, while the price to tangible book value ratio increases from 96.08 percent at the minimum to
  111.54 percent at the super maximum.

         The Corporation's pro forma price to book value and price to tangible book value ratios of 101.19 percent and 101.93 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank's capitalization, local market and percentage of public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 25.94 percent compared to 10.84 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $13,128,000 at June 30, 2006, the indicated pro forma market value of the Bank using this approach is $35,916,510 at the midpoint (reference Exhibit 49).

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

  PRICE TO EARNINGS METHOD

         The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, the Bancorp's after tax net earnings for the twelve months ended June 30, 2006, was $626,000, and the Bancorp's after tax core earnings for that period were an identical $626,000 as indicated in Exhibit 7, which is the earnings based used in the price to earnings method.

         In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 20.57, while the median was
  16.85. The average price to net earnings multiple was a slightly lower 19.85 and the median multiple was 17.58. The comparable group's price to core earnings multiple was modestly lower than the 23.73 average multiple for all publicly-traded, FDIC-insured thrifts but higher than their median of 16.95. The range in the price to core earnings multiple for the comparable group was from a low of 12.57 (Community Financial Corp.) to a high of 33.38 (Jefferson Bancshares, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 15.25 to a high of 31.10 times earnings for eight of the ten institutions in the group, indicating a modest narrowing at both the upper and lower ends of the range.

         Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 29.14 at the midpoint. Based on the Bancorp's core earnings of $626,000 for twelve months ended June 30, 2006, (reference Exhibit 50), the pro forma market value of the Corporation using the price to earnings method is $36,106.157 at the midpoint.

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

  PRICE TO ASSETS METHOD

         The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 49 indicates that the average price to assets ratio for the comparable group was 12.29 percent and the median was 11.11 percent. The range in the price to assets ratios for the comparable group varied from a low of 8.32 percent (MFB Corp.) to a high of
  27.10 percent (Jefferson Bancshares, Inc.). The range narrows considerably at the upper end of the range, but only slightly at the lower end with the elimination of the two extremes in the group, representing a low of 8.67 percent and a high of 12.67 percent.

         Based on the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 26.64 percent at the midpoint, which ranges from a low of 23.32 percent at the minimum to 33.52 percent at the super maximum.

         Based on the Bank's June 30, 2006, asset base of $112,237,000, the indicated pro forma market value of the Corporation using the price to assets method is $35,854,166 at the midpoint (reference Exhibit 49).


  VALUATION CONCLUSION

         Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 101.19 percent for the Corporation represents a discount of
  11.50 percent relative to the comparable group and decreases to 3.04 percent at the super maximum. The price to core earnings multiple of 29.14 at the midpoint represents a premium of 46.84 percent relative to the comparable group,

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

  Valuation Conclusion  (cont.)

  increasing to a premium of 66.60 percent at the super maximum. The price to assets ratio of 26.64 percent at the midpoint represents a premium of 116.80 percent, increasing to a premium of 172.71 percent at the super maximum.

         It is our opinion that as of August 29, 2006, the pro forma market value of the Corporation, is $36,000,000 at the midpoint, representing
  3,600,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $30,600,000 or 3,060,250 shares at $10.00 per share to a maximum of $41,400,000 or 4,140,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $47,610,000 or 4,761,000 shares at $10.00 per share.

         Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 30.2 percent of the Osage Federal Financial, Inc.'s outstanding shares, and that the current offering contemplates the sale of the 69.8 percent of its outstanding shares currently owned by Osage Federal MHC. At the conclusion of the stock offering, the newly formed Corporation will own all the common stock of Osage Federal Bank in conjunction with the completion of the second stage offering and the Bancorp will cease to exist. As indicated in Exhibit 49, in the second stage conversion, each minority share will be exchanged for 1.5739 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 1.3378 shares, 1.8099 shares and 2.0814 shares at the minimum, maximum and adjusted maximum of the offering range, respectively.

         The appraised value of Osage Bancshares, Inc., as of August 29, 2006, was $36,000,000 at the midpoint.

                                       69